Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-3 of ADDvantage Technologies Group, Inc. of our report dated December 22, 2005, relating to our audits of the consolidated financial statements of ADDvantage Technologies Group, Inc. at September 30, 2005, and for each of the two years in the period ended September 30, 2005, which appear in the Annual Report on Form 10-K of ADDvantage Technologies Group, Inc. for the year ended September 30, 2006. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Tullius, Taylor, Sartain & Sartain LLP

Tulsa, Oklahoma
March 14, 2007